Exhibit 99.2

Levi Strauss & Co. Fourth Quarter & Fiscal Year 2005 Presented by: Hans Ploos van Amstel Chief Financial Officer February 14, 2006 This presentation should be read in conjunction with Levi Strauss & Co.'s report on Form 10-K for the fiscal year ended November 27, 2005.

LS&CO. Q4/FY 2005 - Introduction Key Highlights Sales stability for 2005. Strong improvements in net income. Q4 net income of $44 million versus net loss of $19 million in 2004. 1

Key Highlights Operating income shows strong improvements for Q4 and the year. Continued strong gross margin and lower restructuring drive improved operating income. SG&A as a % of sales consistent with 2004 rate - reflects continued cost discipline while investing in advertising, SOX, company-owned retail expansion. LS&CO. Q4/FY 2005 - Net Sales to Net Income 2

Key Highlights Operating activities: solid net income, closed open tax years, 2004 incentive compensation payout and working capital investment. Investing activities: New IT systems. Financing activities: Net proceeds of bond refinancing. LS&CO. FY 2005 - Cash Flow 3

Key Highlights Q4 North America net sales increased across the three brands: Levi's(r), Dockers(r), Levi Strauss Signature(r). Europe sales still declining, but strong profit progress. Asia continues to show strong results. LS&CO. Q4/FY 2005 - Business Unit Performance 4

LS&CO. Q4/FY 2005 - Key Conclusions Another strong fiscal year. Stable sales in 2005. Strong improvements in operating income and net income. Closed open tax years and refinanced bonds. Strengthen control processes. Cautious outlook for first half of 2006 (Europe, exchange rates, U.S. retail consolidation). 5